Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:

Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT INTERNATIONAL, INC. REPURCHASES FOR CASH ALL OF ITS ZERO COUPON SENIOR CONVERTIBLE NOTES AT A COST OF APPROXIMATELY $62 MILLION

WASHINGTON, DC - May 12, 2004 - Marriott International, Inc. (NYSE: MAR) announced today that it has repurchased for cash all of its Liquid Yield Option Notes due 2021 (Zero Coupon—Senior) (the “Notes”). Marriott issued the Notes, which carried a yield to maturity of 0.75 percent, on May 8, 2001.

The holders of all of the Notes, approximately $70 million aggregate principal amount at maturity, tendered their Notes for repurchase before the close of business on Monday, May 10, 2004, in accordance with the terms of the indenture governing the Notes. Marriott purchased the Notes at their accreted value of $880.50 per $1,000 principal amount at maturity for an aggregate purchase price of approximately $62 million.

No Notes remain outstanding following the purchase. Because the outstanding Notes had been convertible into approximately 0.9 million shares of Marriott’s Class A Common Stock, Marriott’s fully diluted shares will decrease as a result of the purchase.

MARRIOTT INTERNATIONAL, INC. (NYSE: MAR) is a leading worldwide hospitality company with over 2,700 lodging properties in the United States and 68 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 128,000 employees. In fiscal year 2003, Marriott International reported sales from continuing operations of $9 billion. For more information or reservations, please visit our web site at marriott.com.